EuroPacific Growth Fund
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, 74V1 and 74V2 complete answers are as follows:

Item 48K1 and K2
Advisory Contract ($000’s omitted)

K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.3970

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$649,914
Class B	$9,137
Class C	$29,001
Class F-1	$136,586
Class F-2	$65,004
Total	$889,642
Class 529-A	$12,741
Class 529-B	$872
Class 529-C	$2,992
Class 529-E	$616
Class 529-F-1	$940
Class R-1	$2,833
Class R-2	$13,228
Class R-3	$99,779
Class R-4	$174,016
Class R-5	$329,541
Class R-6	$97,477
Total	$735,035

Item 73A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6220
Class B	$0.3560
Class C	$0.3799
Class F-1	$0.6327
Class F-2	$0.7278
Class 529-A	$0.6207
Class 529-B	$0.3547
Class 529-C	$0.3750
Class 529-E	$0.5306
Class 529-F-1	$0.6835
Class R-1	$0.4237
Class R-2	$0.3896
Class R-3	$0.5498
Class R-4	$0.6262
Class R-5	$0.7249
Class R-6	$0.7065

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$39,280
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$6,008,591
D) Long-term debt securities including convertible debt	$337,695
E) Preferred, convertible preferred, and adjustable rate preferred stock	$35,611
F) Common stock	$96,044,253
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$293,418
K) Receivables from affiliated persons	-
L) Other receivables	$1,232,959
M) All other assets	$7,975
N) Total assets	$103,999,782
O) Payables for portfolio instruments purchased	$610,676
P) Amounts owed to affiliated persons	$71,580
Q) Senior long-term debt	-
R1) Reverse repurchase agreements	-
R2) Short sales	-
R3) Written options	-
R4) All other liabilities	$838,131
S) Senior equity	-
T) Net Assets of common shareholders	$102,479,395

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,046,780
Class B	24,165
Class C	76,951
Class F-1	223,829
Class F-2	104,307
Total	1,476,032
Class 529-A	21,552
Class 529-B	2,424
Class 529-C	8,318
Class 529-E	1,214
Class 529-F-1	1,473
Class R-1	7,471
Class R-2	34,678
Class R-3	188,004
Class R-4	294,867
Class R-5	433,132
Class R-6	197,518
Total	1,190,651

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.62
Class B	$38.21
Class C	$37.70
Class F-1	$38.43
Class F-2	$38.62
Class 529-A	$38.31
Class 529-B	$37.68
Class 529-C	$37.58
Class 529-E	$38.02
Class 529-F-1	$38.30
Class R-1	$37.36
Class R-2	$37.56
Class R-3	$37.93
Class R-4	$38.00
Class R-5	$38.59
Class R-6	$38.65